CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm for Neiman Balanced Allocation Fund, a series of Neiman Funds, we hereby consent to all references to our firm included in or made a part of this Post-Effective Amendment to the Neiman Funds’ Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd. Westlake, Ohio July 6, 2010